Exhibit 99.2

Share Transfer Agreement

This share transfer Agreement (the “Agreement”) sets out the terms and conditions upon which LUPIN CAPITAL FUND I, L.P. (the “Transferor”), being an exempted limited partnership under the laws of the Cayman Islands whose registered office is at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104 Cayman Islands, will transfer certain shares held by it to ACE SMART INVESTMENTS LIMITED (the “Transferee”), a company incorporated in Hong Kong whose registered office is at Flat/Rm 1901 19/F, Lee Garden One, 33 Hysan Avenue Causeway Bay, HK (together the “Parties” and each a “Party”).

RECITALS

The Transferor holds 109,608 American Depository Shares (the “ADS”) of Fang Holdings Limited which represents 1,096,080 class A ordinary shares of Fang Holdings Limited (the “Shares”).

WHEREAS, the Transferor is desirous of transferring the Shares to the Transferee on such terms as are set out throughout this Agreement.

WHEREAS, the Transferee for his part is desirous of acquiring the Shares on such terms as are set out in this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED as follows:

It is agreed that:

1. TRANSFER OF SHARES

1.1	The Transferor transfers (the “Transfer”) absolutely all title over the Shares to the Transferee in consideration of the Transfer Price set out in clause 2.

1.2	The Shares is Transferred with all rights and obligations connected to the Shares including but not limited to all rights to dividends, capital and voting rights, and for avoidance of doubt any dividends which are due but not yet paid will become payable to the Transferee after the Transfer.

1.3	The Transfer is effective upon the later of (i) execution of this Agreement by both Parties, and (ii) the Transferor’s receipt of the Transfer Price paid by the Transferee.

2. TRANSFER PRICE

It is agreed that the Shares shall be transferred at the price of USD11.89 per ADS, amounting to an aggregate purchase price for such Shares of USD1,303,239 (the “Transfer Price”).

3. TRANSFER PRICE PAYMENT

It is agreed that the Transferee shall pay the Transfer Price to the bank account designated by the Transferor on 16 July 2021.

It is agreed that the cost of registering the Transfer of the Shares (if any) will be borne by the Transferee.

4. WARRANTIES AND INDEMNITIES

It is agreed that:

4.1	The Transferor transfers absolutely all title over the Shares to the Transferee in consideration of the Transfer Price set out in clause 2.

4.2	The Transferor warrants that it is the legal and beneficial owner of the Shares and is absolutely entitled to all of their benefit.

4.3	The Transferor warrants that it is not acting as a nominee or trustee of the beneficial owner of the Shares.

4.4	The Transferor warrants that the Shares are duly and validly issued, fully paid, free from and clear of all liens or any other third-party rights.

4.5	Each Party hereby declares that they have all necessary powers and approvals to enter into this Agreement.

4.6	Each Party hereby declares that they are not aware of any matter within their control which might have any negative or adverse effect upon the performance of their obligations under this Agreement.

4.7	The rights, benefits, liabilities and responsibilities contained within the terms of this Agreement can be assigned by any Party with the prior written agreement of the other Party.

4.8	Any delay or failure to enforce the terms of this Agreement and any delay to act on a breach of its term by any Party does not constitute a waiver of those rights.

4.9	Each Party hereby warrants that it will not do any action which might harm, hinder or negatively affect the duties of the other Party set out within this Agreement.

4.10	The Parties hereby irrevocably warrant that they accept the exclusive jurisdiction laws and courts of that jurisdiction set out in clause 8 below.

4.11	The heading titles contained within in this Agreement are included as a drafting reference only and for ease of reference, and are not to be considered as part of this Agreement.

4.12	In the event that any clause (or any part of any clause) shall be deemed to be illegal or invalid by a competent court or other legal authority then this shall have the effect of invalidity and striking out only that clause (or any part of any clause) only and shall not invalidate this Agreement in its entirety.

4.13	This Agreement is binding on both Parties by virtue of the conduct of both Parties and in spite of any defect or error in the formality of its execution.

4.14	Each Party hereby irrevocably indemnifies and agrees to keep indemnified and hold harmless the other Party against any and all losses howsoever caused arising from a breach of its warranties, covenants or other terms of this Agreement.

5. TERMINATION

5.1	This Agreement may be terminated by the relevant Party as follows:

(i)	if the Transfer of Shares has not been effective within 15 business days after the execution of this Agreement (the “Longstop Date”), any Party shall have the right to terminate this Agreement with respect to its own rights and obligations;

(ii)	by any Party, by written notice to the other Party if there has been a material misrepresentation or material breach of a covenant or other terms of this Agreement on the part of the other Party; and

(iii)	at any time on or prior to the Transfer, the Parties may, by mutual written consent, terminate this Agreement.

Notwithstanding the foregoing, the right to terminate this Agreement pursuant to this Section 5.1 shall not be available to any Party whose failure to perform any of its obligations under this Agreement shall have resulted in the failure of the Transfer to be consummated on or before the Longstop Date.

5.2	If this Agreement is terminated pursuant to Section 5.1, all obligations of the Parties hereunder shall terminate and cease to be of further force or effect, provided that Sections 4.8, 4.10 to 4.14, 7 and 8 shall survive the termination of this Agreement and remain in full force and effect. Upon termination of this Agreement, no Party shall have any claim against other Parties to this Agreement, provided, however, that the termination of this Agreement for any reason shall not release any Party from any liability that has already accrued as of the effective date of such termination, and shall not constitute a waiver of, or otherwise adversely affect, any rights, remedies or claims which a Party may have hereunder or which may arise out of such termination.

6. VARIATION

This Agreement may be varied and any variation must be made in writing by both Parties.

7. NOTICES

Notices served pursuant to any term of this Agreement must be served in writing and will be served only if it handed from one Party to another in person or if delivered to the address for service of the Party in question. Notices may only be served and delivered in English.

The addresses of each Party are set forth as below:

If to the Transferor:

Address: Unit 808, 8/F One Island South, 2 Heung Yip Road, Hong Kong

Attn: Alan Lei

Email: alei@lupincapital.com

Tel: +852 3468 7446

If to the Transferee:

Address: Tower A, No. 20 Guogongzhuang Middle Street, Fengtai District, Beijing 100070, The People’s Republic of China

Attn: Lu Zheng

Email: zhenglu@upskyhotel.com

Tel: +86 10 5631 9481

Any party may change or supplement the addresses given above by giving the other Party written notice of the new address in the manner set forth above.

8. GOVERNING LAW, DISPUTES AND ARBITRATION

It is agreed that:

8.1	This agreement (including its subject matter and/or formation) shall be governed by and construed in all respects in accordance with the laws of Hong Kong.

8.2	In the event the Parties are unable to settle a dispute between them regarding this Agreement (including any question regarding the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to this Agreement) through negotiation, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre (the “HKIAC”) for arbitration in Hong Kong. The arbitration shall be conducted in accordance with the HKIAC Administered Arbitration Rules in force at the time of the initiation of the arbitration, which rules are deemed to be incorporated by reference into this subsection 8.2.

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IN WITNESS WHEREOF,

each of the Parties has executed this Share Transfer Agreement:

For and on behalf of

/s/Tianquan Mo

ACE SMART INVESTMENTS LIMITED

By: Vincent Tianquan Mo, Director

Signature Page to Share Transfer Agreement

IN WITNESS WHEREOF,

each of the Parties has executed this Share Transfer Agreement:

For and on behalf of

/s/ Xuesong Leng

LUPIN CAPITAL FUND I, GP LTD.

as GENERAL PARTNER of LUPIN CAPITAL FUND I, L.P.

By: Xuesong Leng, Director

Signature Page to Share Transfer Agreement